Management Team

Qianyin

- **Dr. Guoqing Jiang MD, Chairman & CEO -** Dr. Jiang is a well-respected industry veteran with over 15 years of experience and a proven track record in the pharmaceutical and modernized traditional Chinese medicine industry. He has served as the President and CEO of the Company since 2003. He was CEO at Kelun Pharmaceutical Group (from 1996 through 2003) where he built the Company from inception to become the world's largest producer of intravenous solution products with annual revenue over $700 million and 7,000 employees. He graduated from Jiangsu University Medical School with a Medical Doctor's degree.

- **Mr. Xintao You, EVP -** Mr. You oversees the Company's manufacturing, R&D, quality assurance, regulatory approval and operations and has over 20 years of industry experience including leading the successful development of the products, national patents, and SFDA manufacturing licenses. Mr. You was a former research scientist with the SFDA-affiliated Sichuan Industrial Institute of Antibiotics which is the largest antibiotics research institute in China. Mr. You was a faculty member of West China School of Pharmacy at Sichuan University. He also served as Director of Quality System at Sichuan Qili Pharmaceutical Co., Ltd., the first Sino-US pharmaceutical joint-ventured company in Sichuan. He earned Bachelor's degree and Master's degree in Pharmacy from China Pharmaceutical University and Sichuan University West China Center of Medical Sciences.

- **Mr. Stewart Shiang Lor, Board Director -** Mr. Lor has over 20 years of working experience in diverse disciplines including corporate management, manufacturing and operations, corporate finance and investment, and sales and marketing. Mr. Lor co-founded Lorons International Corporation, PowerBridge Technology Co., Ltd. and Cmark Capital Co., Ltd. and served various senior management positions at several U.S. and China based companies. Mr. Lor graduated from State University of New York at Stony Brook and studied Management at Baruch College in New York.